Exhibit 99.1

For more information contact

Ashley Burke

Senior Vice President, Communications

703-462-7116

Ashley.Burke@dyn-intl.com

DYNCORP INTERNATIONAL INC.‘S PARENT REPORTS RESULTS FOR THIRD QUARTER 2013

•	Revenue of $766.8 million

•	Net loss attributable to Delta Tucker Holdings, Inc. of $33.1 million

•	Adjusted EBITDA of $29.7 million

•	Total backlog of $5.1 billion

•	DSO of 83 days

FALLS CHURCH, Va.—(November 12, 2013)—Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI,” and together with Holdings, the “Company”), a global services provider, today reported third quarter 2013 financial results.

Third quarter revenue was $766.8 million, compared with third quarter 2012 revenue of $1,010.3 million, with the decrease primarily driven by: the reduced service need in Iraq for Department of State, affecting both the INL Air Wing and the WPS contracts; the accelerated pace of drawdown in Afghanistan, which impacted the demand for services under the Company’s Logistics Civil Augmentation Program IV contract (“LOGCAP”) and caused reduced training needs under the Afghanistan Ministry of Defense Program (“AMDP”); and the delay in new business awards caused by the United States budget uncertainty and sequestration.

Net loss attributable to Holdings for the third quarter 2013 was $33.1 million, compared with net loss attributable to Holdings for the third quarter 2012 of $15.8 million, with losses in both periods driven largely by impairments of goodwill. Excluding the impairments, earnings declined year-over-year primarily as a result of the decline in revenue discussed above, partially offset by lower SG&A expenses, lower interest expense as we continue to pay down debt, and a positive year-over-year variance in our quarterly tax provision. The Company reported Adjusted EBITDA of $29.7 million for the third quarter, representing 3.9% of revenue. The lower Adjusted EBITDA was negatively impacted by a $12.5 million charge related to a contract dispute. Excluding this charge, Adjusted EBITDA would have been $42.2 million with reported margins of 5.5%, in-line with previous expectations.

“During the quarter our team continued to face the headwinds of budget uncertainty in Washington and the quickening pace of drawdown of troops in Afghanistan,” said Steve Gaffney, chairman and chief executive officer. “Challenges were anticipated and, in response, we realigned our segments earlier this year and are working to restructure our facilities footprint to reduce costs, increase efficiency and create new opportunities for growth. As we continue to reduce costs, I am encouraged by the significant opportunities we are seeing in our new DynGlobal Group and look forward to growth in the international and commercial space as these opportunities come to fruition.”

Third Quarter Highlights

•	In August 2013, DynLogistics was awarded a task order with the U.S. Air Force through the Air Force Contract Augmentation Program III (AFCAP) to provide installation services at Al Udeid Air Base, Qatar. The contract has one base year, two one-year options, and a total contract value of $20.4 million, if all options are exercised.

•	In September 2013, DynAviation was part of a team awarded a task order for M3-MAISR Operations and Sustainment and Contractor Logistics Support Services supporting PM Sensors – Aerial Intelligence. As a subcontractor to AASKI, the task order has one base year and a one-year option, with a total value to DI of $86.6 million. This award is the first resulting from DI’s new strategic alliance with Sierra Nevada Corporation’s Integrated Mission Systems through which the companies will be providing mission critical services to customers worldwide.

•	In September 2013, DynLogistics was awarded a new task order with the U.S. Army under the Enhanced Army Global Logistics Enterprise (EAGLE) Basic Ordering Agreement to provide support to the Directorate of Logistics (DOL) at Fort Campbell, Ky. The fixed-fee task order has a nine month base period with four, one-year options and a total contract value of $122 million, if all options are exercised.

•	In September 2013, DynLogistics won a task order on the Africa Peacekeeping Program (AFRICAP) to provide training for personnel in Mali. The task order, awarded by the U.S. Department of State’s Bureau of African Affairs, has one base year with a total potential value of $42.4 million.

•	In September 2013, the Company made principal payments for $15.0 million, on its Term Loan. The payment caused the acceleration of unamortized deferred financing fees of $0.2 million, which were recorded as a loss on extinguishment of debt within its Statement of Operations.

Reportable Segments Results:

DynAviation

Revenue was $313.2 million for the third quarter 2013, compared with $348.6 million for the same period in 2012, with the decrease primarily as a result of reduced demand for construction services under the INL-Air Wing program in Iraq in addition to a reduction in volume of certain task orders under the Contract Field Teams (“CFT”) program and the completion of the G222 contract. The decrease in revenue was partially offset by the new Regional Aviation Sustainment Maintenance—West Region (“RASM-W) contract.

DynAviation reported Adjusted EBITDA of $12.8 million for the third quarter 2013, compared with $29.9 million for the same period in 2012. The decrease was primarily the result of the decrease in revenue coupled with the unfavorable adjustment related to a customer contract dispute, which drove Adjusted EBITDA as a percentage of revenue to 4.1% compared to 8.6% during the third quarter of 2012. The margin compression was partially offset by margin improvement on certain task orders under the CFT contract, primarily from TASM-E task order.

DynLogistics

Revenue was $451.4 million for the third quarter 2013, compared with $659.5 million for the same period in 2012, with the decrease primarily as a result of reductions in manning, materials and other direct costs under the Afghan Area of Responsibility (“AOR”) task order under the LOGCAP IV program consistent with the continued drawdown of troops in Afghanistan. Additionally, a decline in the scope of the AMDP contract, a reduction in the level of effort on the Navistar Defense and Oshkosh Defense vehicle maintenance programs, and the wind down of the WPS task order in Iraq contributed to the reduction in revenue over this period.

DynLogistics reported Adjusted EBITDA of $17.2 million in the third quarter 2013, compared with $31.2 million for the same period in 2012. The decrease was primarily the result of lower revenue described above. The decline combined with a year over year margin change on WPS primarily drove Adjusted EBITDA as a percentage of revenue to 3.8% compared to 4.7% during the third quarter of 2012.

DynGlobal

DynGlobal brings the full range of DI’s diverse capabilities and decades of experience to international and commercial customers. Initial activities of this segment are focused on the development and growth of this business.

“We continue to work with our customers to improve the consistency of our payment pattern and expect strong fourth quarter cash flows more in-line with our 2013 plan,” said Bill Kansky, chief financial officer. “Additionally, we are focusing on our fixed cost structure and expect to reduce costs as the drawdown of troops in Afghanistan continues.”

Liquidity

Cash used in operating activities during the nine months ended September 27, 2013, was $30.2 million as compared to cash provided by operating activities of $65.2 million during the nine months ended September 28, 2012. Cash used by operations for the nine months ended September 27, 2013, was primarily due to a net loss for the nine months ended coupled with a reduction in accrued liabilities related to payroll timing along with increased cash expenditures to reduce payables. Payments on financed insurance and annual bond interest payments also impact total cash flow for the nine month period.

DSO increased 10 days to 83 days at the end of the third quarter September 27, 2013, compared to 73 days at the end of the second quarter June 28, 2013. The cash balance at quarter-end was $41.8 million with no advances outstanding on the revolving credit facility.

Conference Call

The Company will host a conference call at 10 a.m. Eastern Time, November 12, 2013, to discuss results for the third quarter 2013. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately 15 minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 80297508. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 1 p.m. Eastern Time, November 12, 2013, through 11:59 p.m. Eastern Time, December 12, 2013. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2013 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; our dependence on customers within the defense industry and business risks related to that industry, including changing priorities or reductions in the annual U.S. Department of Defense (“DoD”) budgets and the outcome of potential additional reductions due to the sequestration process; the outcome of any material litigation, government investigation, government audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including extending the Continuing Resolution that the DoD is currently working under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, AMDP, INL, WPS, CFT and LOGCAP contracts; changes in the demand for services provided by our joint venture partners; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity (“IDIQ”) contracts; the timing or magnitude of any award fee granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 27, 2013, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

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(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Three Months Ended September 27, 2013	Three Months Ended September 28, 2012	Nine Months Ended Sepetmber 27, 2013	Nine Months Ended September 28, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$766,785	$1,010,314	$2,575,415	$3,018,469
Cost of services	(706,308)	(917,138)	(2,346,007)	(2,756,839)
Selling, general and administrative expenses	(34,179)	(40,347)	(103,871)	(116,822)
Depreciation and amortization expense	(12,046)	(12,375)	(36,167)	(37,594)
Earnings from equity method investees	295	315	3,668	538
Impairment of goodwill	(28,824)	(30,859)	(28,824)	(30,859)

Operating income	(14,277)	9,910	64,214	76,893
Interest expense	(19,720)	(22,011)	(58,721)	(65,438)
Loss on early extinguishment of debt	(230)	(696)	(230)	(1,479)
Interest income	31	21	77	94
Other income, net	337	68	(124)	4,768

Income before income taxes	(33,859)	(12,708)	5,216	14,838
Provision for income taxes	1,991	(1,393)	(11,393)	(11,744)

Net income	(31,868)	(14,101)	(6,177)	3,094
Noncontrolling interests	(1,197)	(1,693)	(3,546)	(4,322)

Net income attributable to DTH, Inc.	$(33,065)	$(15,794)	$(9,723)	$(1,228)
Income tax provision	(1,991)	1,393	11,393	11,744
Interest expense, net of interest income	19,689	21,990	58,644	65,344
Depreciation and amortization(1)	12,473	12,745	37,470	38,785

EBITDA(2)	$(2,894)	$20,334	$97,784	$114,645
Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	29,173	31,920	29,765	33,681
Changes due to fluctuation in foreign exchange rates	36	22	(284)	(77)
Earnings from affiliates not received in cash (4)	545	138	1,395	(969)
Employee non-cash compensation, severance, and retention expense (5)	3,206	165	4,603	1,475
Management fees (6)	671	419	1,490	864
Acquisition accounting and Merger-related items (7)	(1,092)	(1,262)	(3,054)	(4,571)
Other	7	9	(128)	(83)

Adjusted EBITDA	$29,652	$51,745	$131,571	$144,965

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(2)	We define EBITDA as GAAP net income (loss) attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(3)	Includes the impairment of goodwill of the IS and TM reporting units, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.
(4)	Represents the difference between trailing twelve months of income booked from unconsolidated affiliates and the cash received from the affiliates during the same period.
(5)	Includes postemployment benefit expense related to severance in accordance with ASC 712—Compensation and relocation expense related to restructure costs.
(6)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(7)	Includes the amortization of intangibles arising pursuant to ASC 805—Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY13 QTD Q3 (1)				DTH, Inc. CY12 QTD Q3 (1)				DTH, Inc. CY13 YTD Q3				DTH, Inc. CY12 YTD Q3
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	(12,767)	11,231	(12,741)	(14,277)	(19,664)	30,027	(453)	9,910	(31,752)	75,850	20,116	64,214	(43,553)	80,714	39,732	76,893
Depreciation and amortization expense (2)	11,932	459	82	12,473	12,337	138	270	12,745	35,859	1,080	531	37,470	37,489	495	801	38,785
Loss on early extinguishment of debt	(230)	—	—	(230)	(696)	—	—	(696)	(230)	—	—	(230)	(1,479)	—	—	(1,479)
Noncontrolling interests	(1,197)	—	—	(1,197)	(1,693)	—	—	(1,693)	(3,546)	—	—	(3,546)	(4,322)	—	—	(4,322)
Other income (loss), net	337	—	—	337	573	(498)	(7)	68	(124)	—	—	(124)	4,687	85	(4)	4,768

EBITDA(3)	(1,925)	11,690	(12,659)	(2,894)	(9,143)	29,667	(190)	20,334	207	76,930	20,647	97,784	(7,178)	81,294	40,529	114,645

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (4)	230	18	28,925	29,173	697	111	31,112	31,920	230	30	29,505	29,765	1,480	651	31,550	33,681
Changes due to fluctuation in foreign exchange rates	—	36	—	36	—	22	—	22	—	(284)	—	(284)	—	(77)	—	(77)
Earnings from affiliates not received in cash (5)	545	—	—	545	138	—	—	138	1,395	—	—	1,395	(969)	—	—	(969)
Employee non-cash compensation, severance, and retention expense (8)	1,736	781	689	3,206	—	51	114	165	2,808	942	853	4,603	—	309	1,166	1,475
Management fees (6)	211	251	209	671	167	83	169	419	514	518	458	1,490	277	217	370	864
Acquisition accounting and Merger-related items (7)	(1,092)	—	—	(1,092)	(1,262)	—	—	(1,262)	(3,054)	—	—	(3,054)	(4,571)	—	—	(4,571)
Other	7	—	—	7	9	—	—	9	(128)	—	—	(128)	(83)	—	—	(83)

Adjusted EBITDA	(288)	12,776	17,164	29,652	(9,394)	29,934	31,205	51,745	1,972	78,136	51,463	131,571	(11,044)	82,394	73,615	144,965

(1)	In April 2013, we re-aligned our organizational structure into three operating segments.
(2)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(3)	We define EBITDA as GAAP net income (loss) attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(4)	Includes the goodwill impairments of the Intelligence & Security and the Training & Mentoring reporting units, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.
(5)	Represents the difference between trailing twelve months of income booked from unconsolidated affiliates and the cash received from the affiliates during the same period.
(6)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(7)	Includes the amortization of intangibles arising pursuant to ASC 805 -Business Combination.
(8)	Includes post employment benefit expense related to severance in accordance with ASC 712—Compensation and relocation expense related to restructure costs.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 27, 2013	December 31, 2012
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,762	$118,775
Restricted cash	1,659	1,659
Accounts receivable, net of allowances of $2,425 and $1,481, respectively	729,944	780,613
Other current assets	71,682	79,223

Total current assets	845,047	980,270
Non-current assets	919,336	990,446

Total assets	$1,764,383	$1,970,716

LIABILITIES AND EQUITY
Current portion of long-term debt	—	637
Current liabilities	496,086	680,727

Total current liabilities	496,086	681,364
Long-term debt, less current portion	767,272	782,272
Long-term deferred taxes, net	60,935	50,303
Other long-term liabilities	5,918	11,023
Total equity attributable to Delta Tucker Holdings, Inc.	427,789	437,542
Noncontrolling interests	6,383	8,212

Total equity	434,172	445,754

Total liabilities and equity	$1,764,383	$1,970,716

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

(Amounts in millions)

	September 27, 2013	December 31, 2012
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,898	$1,642
Unfunded backlog	3,199	3,636

Total Backlog	$5,097	$5,278

(1)	Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED STATEMENT CASH FLOW

(Amounts in thousands)

	For the nine months ended
	September 27, 2013	September 28, 2012
	(unaudited)	(unaudited)
Cash Flow Information:
Net cash (used in) provided by operating activities	$(30,245)	$65,248
Net cash used in investing activities	(2,639)	(9,983)
Net cash used in financing activities	(44,129)	(38,079)
Net cash (used in) provided by operating activities	(30,245)	65,248
Less: Purchase of property and equipment, net	(1,654)	(4,543)
Proceeds from sale of property, plant and equipment	177	7
Less: Purchase of software	(2,681)	(2,066)

Free cash flow	$(34,403)	$58,646